EXHIBIT 99.1

DAVIDsTEA Reports Second Quarter Fiscal 2020 Financial Results

Financial and Operational Highlights:

➢	189.9% increase in e-commerce and wholesale sales to $23.0 million (representing 100% of sales for the quarter)
➢	Gross profit of $8.3 million
➢	$24.2 million decrease in SG&A
➢	EBITDA of $5.4 million
➢	Implementation of Restructuring activities under Companies’ Creditors Arrangement Act (CCAA) ongoing
➢	Subsequent to quarter end, 18 DAVIDsTEA stores re-opened in Canada in support of the Company’s digital first strategy

MONTREAL, September 21, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), a leading tea merchant in North America, announces its second quarter results for the period ended August 1, 2020. All dollar amounts are expressed in Canadian dollars.

“Second quarter results reflect the solid performance of our online retailing and wholesale distribution activities as we accelerate our transformation towards a digital first strategy. We are very pleased by the momentum experienced in the first quarter carrying over to the second quarter, resulting in sequential sales growth of 35%. Consumers are responding positively to the online experience we offer and continue to enhance. We are confident that we are well-positioned to execute our business plan and to sustain a return to profitability once the ongoing CCAA process and our transformation is complete,” said Frank Zitella, COO and CFO.

Digital First Strategy

The Company continues to pivot to a digital first strategy focused on promoting customer migration from retail store to online and wholesale channels, and to generate organic growth. Several key initiatives have been implemented or are underway in support of this strategy. Since the beginning of the year, the Company has continued to enhance the customer experience via davidstea.com, including the ability to virtually connect with its tea guides, providing a human and personalized interaction. This is in addition to the capabilities of DAVI, the virtual assistant that helps customers shop, discover new collections, stay in the loop with the latest tea accessories, and much more. From a product development and go-to market standpoint, DAVIDsTEA also continues to enhance its ability to quickly launch new tea blends and better anticipate and adapt to the needs of its customers. The Company’s digital first strategy will be supported by a network of 18 retail stores located across Canada, with a concentration in the Ontario and Quebec markets, re-opened subsequent to second quarter end on August 21, 2020.

“The simplicity and clarity of our brand is resonating online as we successfully bring our tea expertise online, by providing a clear and interactive experience for our customers to continue to explore, discover and taste teas they love. Our virtual tea guides, video content and tea learning have been great tools to enhance a tea experience at home. We continue to leverage our online platform to connect with customers in a personal and responsive and personal manner, while at the same time more efficiently launching new tea blends in response to emerging consumer trends,” said Sarah Segal, Chief Brand Officer.

“DAVIDsTEA’s shift towards e-commerce and wholesale is progressing above our expectations, and we are pleased to see that our brand continues to passionately resonate with consumers,” stated Herschel Segal, Founder, Chairman and Interim CEO of DAVIDsTEA. “The management team is working tirelessly to emerge from our Restructuring process as a stronger, more efficient and focused company, better adapted to the needs of North American consumers.”

Operating Results for the Second Quarter of Fiscal 2020

Three Months Ended August 1, 2020 compared to Three Months Ended August 3, 2019

Sales. Sales for the three months ended August 1, 2020 decreased 41.2%, or $16.1 million, to $23.0 million from $39.2 million in the prior year quarter. On March 17, 2020, in response to the COVID-19 pandemic, the Company closed of all its retail stores in Canada and the United States. The Company only reopened 18 stores subsequent to quarter-end. With all retail locations closed for the duration of the second quarter, this resulted in a $31.3 million decline in sales and customer migration to online and wholesale channels. Sales from e-commerce and wholesale channels increased by $15.0 million or 189.9% to $23.0 million, from $7.9 million in the prior year quarter. E-commerce and wholesale sales represented 100% of sales compared to 20.2% of sales in the prior year quarter.

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Gross profit. Gross profit of $8.3 million for the three months ended August 1, 2020 decreased by $13.5 million or 61.8% from the prior year quarter due primarily to a decline in sales during the period. Gross profit as a percentage of sales declined to 36.2% for the three-month period ended August 1, 2020 from 55.7% in the prior year quarter. Gross profit was also impacted by the significant increase in e-commerce sales during the period ended August 1, 2020 and resulted in an increase of $3.0 million in delivery and distribution costs, partially offset by better gross margin on hard goods and kits. Further impacting our margins in the quarter was occupancy costs related to terminated store leases amounting to $1.7 million.

As the Company pivots to a digital first strategy, the cost of delivery and distribution that is included in arriving at gross profit will compare unfavorably to prior periods that were predominantly focused on retail sales distribution. We expect that the increased cost to deliver online purchases will be less than the selling expenses incurred in a retail environment that have been historically included as part of Selling, general and administration expenses.

Selling, general and administration expenses. Selling, general and administration expenses (“SG&A”) decreased by $24.2 million or 76.5%, to $7.4 million in the three months ended August 1, 2020 from the prior year quarter. Excluding the impact of the $1.2 million subsidy received through the Canadian government COVID-19 Economic Response Plan, Adjusted SG&A decreased by $18.0 million for the three months ended August 1, 2020. The decrease is explained by the closure of all stores effective March 17, 2020 and the corresponding impact on wages, salaries and employee benefits amounting to $11.5 million, and a $3.6 million reduction in amortization expenses due to a lower right-of-use asset value at the beginning of the period. Adjusted SG&A as a percentage of sales decreased to 37.2% from 67.8% due to lower selling expenses resulting from the closure of all stores effective March 17, 2020.

Results from operating activities. Income from operating activities was $4.1 million compared to a loss of $9.8 million in the prior year quarter. Excluding the impact of the Restructuring plan activities under Companies’ Creditors Arrangement Act (CCAA) announced on July 8,2020, the subsidy received from the Canadian government COVID-19 Economic Response Plan, the impact of the impairment of property and equipment and right-of-use assets and the loss on disposal of property and equipment, Adjusted results from operating activities amounted to a loss of $0.2 million in the three month period ended August 1, 2020 compared to a loss of $4.7 million in the prior year quarter. This resulting improvement of $4.5 million is explained by a reduction in wages, salaries and employee benefits amounting to $11.5 million and a reduction of $3.6 million in amortization expense due to a lower right-of-use asset value at the beginning of the period, and a reduction of other selling expenses, partially offset by the reduction of gross profit of $13.5 million.

Finance costs. Finance costs amounted to $1.6 million in the three months ended August 1, 2020, a decrease of $0.2 million from the prior year quarter. The interest expense relates to lease liabilities and has decreased slightly from prior year quarter.

Finance income. Finance income of $0.1 million is derived mainly from interest on cash on hand and has decreased slightly from prior year quarter.

EBITDA. EBITDA was $5.4 million in the quarter ended August 1, 2020 compared to a negative $4.8 million in the prior year quarter, representing an increase of $10.3 million over the prior year quarter. Adjusted EBITDA for the quarter ended August 1, 2020, which excludes the impact of stock-based compensation expense, Restructuring plan activities and the subsidy received from the Canadian government COVID-19 Economic Response Plan, amounted to $1.4 million compared to $0.4 million in the prior year quarter. As the Company pivots to a digital first strategy, we are seeing an improvement in free cash flow driven from our focus on e-commerce and wholesale channels. In this quarter, EBITDA also improved as a result of a reduced general and administrative infrastructure to support the on-going business.

Net income (loss). Net income was $2.6 million in the quarter ended August 1, 2020 compared to a net loss of $11.3 million in the prior year quarter. Adjusted net loss, which excludes the Restructuring plan activities, the subsidy received from the Canadian Government in response to the COVID-19 Economic Response Plan, the impairment of property and equipment and right-of-use assets, and the loss on disposal of property and equipment amounted to a loss of $1.7 million compared to a loss of $6.3 million in the prior year quarter. This $4.6 million improvement is driven by the same reasons mentioned above in Results from operating activities.

Fully diluted income (loss) per common share. Fully diluted income per common share was $0.10 compared to a loss of $0.44 in the second quarter of Fiscal 2019. Adjusted fully diluted loss per common share, which is adjusted net loss on a fully diluted weighted average shares outstanding basis, was a loss of $0.06 per share compared to a loss of $0.24 per share.

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Liquidity and Capital Resources

As at August 1, 2020 we had $34.3 million of cash primarily held by major Canadian financial institutions. Working capital was negative $13.2 million as of August 1, 2020, compared to $36.4 million as at February 1, 2020.

Our primary source of liquidity is cash on hand as we have no access to any form a debt financing. Our primary cash needs are to finance working capital and capital expenditures in connection with enhancing the functions and features of our online store. Our working capital requirements are for the purchase of inventory and payment of payroll and other operating costs. Furthermore, in light of implementing the Restructuring Plan, the Company expects to use cash on hand to pay for professional fees and for the settlement of Initial Order obligations upon acceptance of a plan of arrangement that will be presented to creditors. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our capital expenditures and working capital requirements from a combination of cash on hand and cash provided by operating activities.

Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating loss, 3) Adjusted selling, general and administration expenses, 4) Adjusted net loss, 5) Adjusted fully diluted loss per share and 6) Adjusted selling, general and administration expenses as a percentage of sales. These non-IFRS financial measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our Restructuring Plan, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended February 1, 2020, and in our Form 10-Q for the three-month period ended May, 2, 2020 filed with the United States Securities and Exchange Commission and with the Autorité des marchés financiers.

About DAVIDsTEA

DAVIDsTEA is a leading branded retailer and growing mass wholesaler of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories primarily through its e-commerce platform at www.davidstea.com. A selection of DAVIDsTEA products is available in more than 2,500 grocery stores and pharmacies across Canada. The Company also owns and operates 18 retail stores in Canada. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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